Exhibit 99.1

Myomo Reports First Quarter 2023 Financial Results Featuring 20% Year Over Year Increase in Product Revenue

Implementation of virtual waiting room technology enabled a record 438 patients added to the pipeline, up 54% over Q1 2022

Advertising efficiencies resulted in cost per pipeline add of $1,579, down 50% sequentially

Conference call begins at 4:30 p.m. Eastern time today

BOSTON (May 10, 2023) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three months ended March 31, 2023.

Financial and operational highlights for the first quarter of 2023 include the following:

•
Product revenue was $3.4 million, up 20% compared with the prior year quarter. Total revenue decreased 11% due to a partial joint venture license fee payment a year ago;
•
Revenue units were 80, up 13% compared with the prior year quarter;
•
MyoPro® orders and insurance authorizations were received for 122 patients, up 30% compared with the prior year quarter;
•
Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 176 units, up 10% over the prior year quarter;
•
A record 438 new candidates, consisting entirely of patients with payers that have previously reimbursed for the MyoPro, were added to the patient pipeline, up 54% compared with the prior year quarter;
•
There were 855 MyoPro candidates in the patient pipeline as of March 31, 2023, up 28% compared with March 31, 2022;
•
The direct billing channel represented 70% of product revenue as the Company achieved record International product revenues;
•
Gross margin was 67.0%, up 200 basis points sequentially and up 30 basis points compared with the prior-year quarter, which included the benefit of the partial payment of the technology license fee; and,
•
Cost per pipeline add, which reflected only payers that have previously reimbursed for the MyoPro, was $1,579, down 50% sequentially and 53% compared with the prior year quarter.

Management Commentary

“Not only did we deliver revenue at the high end of our guided range, but our execution reflected the positive changes we made to the front end of our patient acquisition process. As a result, we had a record number of pipeline additions, all from previous payers and with a significantly lower cost per pipeline add," stated Paul R. Gudonis, Myomo's chairman and chief executive officer. "We were able to maintain our lead generation while spending 33% less on advertising in the quarter. In addition, our new virtual waiting room significantly reduced our cycle time from lead generation to telehealth screening, enabling more patients to enter the process to obtain a MyoPro than ever before. We accomplished these results with 12% fewer employees on our clinical, reimbursement and billing teams, which is a tremendous achievement. I believe we're positioned for accelerated year-over-year revenue growth in 2023," added Gudonis.

"Additionally, we were paid the remainder of the technology license fee by our Chinese joint venture partner in April, which triggered the process of transferring the technology and know-how to establish MyoPro manufacturing in China."

Financial Results

	For the Three Months Ended March 31,		Period- to-Period Change
	2023	2022	$	%
Product revenue	$3,446,708	$2,867,926	$578,782	20%
License revenue	—	1,000,000	(1,000,000)	N/M
Total revenue	3,446,708	3,867,926	(421,218)	(11)%
Cost of revenue	1,139,074	1,290,704	(151,630)	(12)%
Gross profit	$2,307,634	$2,577,222	$(269,588)	(10)%
Gross margin %	67.0%	66.6%		0.4%

Revenue for the first quarter of 2023 was $3.4 million, down 11% compared with the first quarter of 2022. Excluding the $1.0 million partial payment of the technology license fee in the first quarter of 2022, product revenue increased 20% compared with the same period a year ago. Growth in product revenue was driven by a higher number of revenue units and a higher average selling price (ASP). Myomo recognized revenue on 80 MyoPro units in the first quarter of 2023, up 13% from the same quarter a year ago.

Gross margin for the first quarter of 2023 was 67.0%, compared with 66.7% for the first quarter of 2022. The increase was driven primarily by lower warranty reserves combined with a higher average selling price.

Operating expenses for the first quarter of 2023 were $5.0 million, a decrease of 6% compared with the first quarter of 2022. The decrease was driven primarily by lower advertising and compensation expenses. Advertising costs of $0.7 million decreased 33% compared with the first quarter of 2022. Cost per pipeline add was $1,579, a decrease of 53%, compared with the first quarter of 2022.

Operating loss for the first quarter of 2023 was $2.7 million, compared with $2.7 million for the first quarter of 2022, which included the benefit of the license payment. Net loss for the first quarter of 2023 was $2.6 million, or $0.11 per share, compared with net loss of $2.8 million, or $0.43 per share, for the first quarter of 2022.

Adjusted EBITDA for the first quarter of 2023 was negative $2.5 million, compared with negative $2.4 million for the first quarter of 2022. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Operations Update

In 2023 the Company is focusing on working with payers that have previously reimbursed for MyoPro's in the past, rather than expanding the payer base. As a result, the patient pipeline now includes only these previous payers. Reflecting this change, the pipeline was 855 patients as of March 31, 2023, an increase of 28% compared with 670 patients with previous payers as of March 31, 2022. A record 438 patients were added to the pipeline in the first quarter of 2023, an increase of 54% compared with 285 patients with previous payers in the same period a year ago.

CMS Update

"We met the objectives we set for ourselves during the quarter to advance our work to secure reimbursement from the Centers for Medicare and Medicaid Services (CMS). These included the submission of new research for publication that further supports the benefits patients receive from the use of the MyoPro, the submission of our first claims for Medicare Part B beneficiaries and meeting with the medical directors of the Durable Medical Equipment Medicare Administrative Contractors (DME MACs) to present this new research and discuss the path forward to obtain reimbursement from Medicare," continued Mr. Gudonis. “While we cannot predict the outcome regarding payment of our initial claims, I believe we made a compelling case to the DME MACs to make the MyoPro available to Medicare Part B beneficiaries, just as it is for seniors with Medicare Advantage insurance plans, many of which provide reimbursement for the MyoPro."

Business Outlook

“With the revenue from payment of the remaining initial technology license fee and our sequentially higher backlog, we expect record revenue in the second quarter of 2023,” added Mr. Gudonis. “We reiterate our belief that product revenue growth of between 20% to 30% is attainable in 2023."

Cash Position

Cash and cash equivalents as of March 31, 2023 were $9.3 million. Cash used in operating activities was $1.8 million for the first quarter of 2023. In January 2023, the Company completed an offering of common stock and pre-funded warrants that generated net proceeds of approximately $5.7 million. Including the payment of the remaining license fee in early April, the Company begins the second quarter with approximately $11.0 million in cash.

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until May 24, 2023 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 1431578.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense and loss on equity investment. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for second quarter and 2023 revenue, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

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We have a history of operating losses and our financial statements for the period ended March 31, 2023 include disclosures regarding there being substantial doubt about our ability to continue as a going concern;
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our ability to achieve reimbursement from third-party payers for our products, including CMS for Medicare Part B patients;
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our ability to continue to serve patients with Medicare Advantage insurance plans CMS does not cover the MyoPro;
•
our revenue concentration with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;
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our ability to continue normal operations and patient interactions in order to deliver and fit our custom-fabricated device;
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our marketing and commercialization efforts;
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our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
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our ability to effectively execute our business plan and scale up our operations;
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our expectations as to our product development programs, and;
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended
	March 31,
	2023	2022
Revenue
Product revenue	$3,446,708	$2,867,926
License revenue	—	1,000,000
	3,446,708	3,867,926

Cost of revenue	1,139,074	1,290,704
Gross profit	2,307,634	2,577,222
Operating expenses:
Research and development	476,991	659,536
Selling, general and administrative	4,501,608	4,656,417
	4,978,599	5,315,953

Loss from operations	(2,670,965)	(2,738,731)

Other (income) expense, net
Interest income	(86,314)	(180)
Other expense, net	31	128
Loss on equity investment	17,202	—
	(69,081)	(52)
Loss before income taxes	(2,601,884)	(2,738,679)
Income tax expense	42,411	76,255
Net loss	$(2,644,295)	$(2,814,934)

Weighted average number of common shares outstanding:
Basic and diluted	24,196,732	6,885,924
Net loss per share attributable to common stockholders
Basic and diluted	$(0.11)	$(0.41)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,263,560	$5,345,967
Accounts receivable, net	1,547,801	1,896,163
Inventories, net	1,565,268	1,399,865
Prepaid expenses and other current assets	535,558	573,462
Total Current Assets	12,912,187	9,215,457
Operating lease assets with right of use	406,915	508,743
Equipment, net	190,736	194,283
Investment in Jiangxi Myomo Medical Assistive Appliance Co. Ltd.	115,287	132,489
Other assets	111,034	111,034
Total Assets	$13,736,159	$10,162,006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	3,475,543	3,086,932
Current operating lease liability	275,028	353,701
Income taxes payable	182,768	140,650
Deferred revenue	747	20,653
Total Current Liabilities	3,934,086	3,601,936
Non-current operating lease liability	169,770	200,207
Deferred revenue	312	498
Total Liabilities	4,104,168	3,802,641
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	2,092	775
Additional paid-in capital	100,954,887	95,105,071
Accumulated other comprehensive income	109,015	43,227
Accumulated deficit	(91,427,539)	(88,783,244)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	9,631,991	6,359,365
Total Liabilities and Stockholders’ Equity	$13,736,159	$10,162,006

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

For the Three Months Ended March 31,	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,644,295)	$(2,814,934)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	48,632	45,630
Stock-based compensation	171,027	266,270
Bad debt expense	13,000	26,075
Loss on equity investment	17,202	—
Amortization of right-of-use assets	101,829	76,654
Other non-cash charges	49,012	(6,364)
Changes in operating assets and liabilities:
Accounts receivable	340,533	272,748
Inventories	(157,148)	(229,740)
Prepaid expenses and other current assets	(53,577)	(142,240)
Other assets	—	(16,079)
Accounts payable and accrued expenses	386,880	294,828
Operating lease liabilities	(109,109)	(97,098)
Deferred revenue	(20,093)	1,650
Net cash used in operating activities	(1,816,690)	(2,322,600)
CASH USED IN INVESTING ACTIVITIES	(45,085)	(248,879)
CASH PROVIDED BY FINANCING ACTIVITIES	5,772,057	-
Effect of foreign exchange rate changes on cash	7,311	(10,392)

Net increase (decrease) in cash and cash equivalents	3,917,593	(2,581,871)

Cash and cash equivalents, beginning of period	5,345,967	15,524,378

Cash and cash equivalents, end of period	$9,263,560	$12,942,507

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended March 31,
	2023	2022
GAAP net loss	$(2,644,295)	$(2,814,934)
Adjustments to reconcile to Adjusted EBITDA:
Interest income	(86,314)	(180)
Depreciation expense	48,632	45,630
Stock-based compensation	171,027	266,270
Loss on investment in minority interest	17,202	—
Income tax expense	42,411	76,255
Adjusted EBITDA	$(2,451,337)	$(2,426,959)

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